Exhibit 99.1
April 19, 2017
For Immediate Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S PRICES $3.0 BILLION NOTES OFFERING
MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) announced today it has agreed to sell $1.50 billion of 3.100% Notes due 2027 and $1.50 billion of 4.050% Notes due 2047 (collectively, the “Notes”). Estimated net proceeds from this offering will be approximately $2.96 billion, after deducting offering expenses and underwriters’ discounts. Lowe’s plans to use the net proceeds from the sale of the Notes (i) to fund its purchase for cash of up to $1.6 billion combined aggregate principal amount of certain outstanding notes validly tendered and accepted for purchase in the tender offer it commenced today, (ii) for the repayment of $250 million aggregate principal amount at maturity of its 6.100% Notes due September 15, 2017 and (iii) for other general corporate purposes. Closing is expected to occur on May 3, 2017, subject to satisfaction of customary closing conditions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers for the notes offering. This offering was made under an effective registration statement on file with the Securities and Exchange Commission. This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase any securities. Any offers to sell, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the Securities and Exchange Commission. A copy of the prospectus and related prospectus supplement for this offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attention: Prospectus Department, Telephone: 1-800-294-1322, Email: dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, Telephone: 1-212-834-4533; or SunTrust Robinson Humphrey, Inc., 303 Peachtree Street, Atlanta, GA 30308, Attention: Prospectus Dept., Telephone: 1-800-685-4786, Facsimile: 404-926-5027, Email: STRHdocs@SunTrust.com. The tender offer is being made only pursuant to an Offer to Purchase dated April 19, 2017 and a related Letter of Transmittal, which set forth the terms and conditions of the tender offer, and only in such jurisdictions as is permitted under applicable law.

Disclosure Regarding Forward-Looking Statements

Included herein are forward-looking statements, including statements with respect to an anticipated financing. There are many factors that affect management’s views about future events and trends of the business and operations of the company, all as more thoroughly described in the company’s filings with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking information included in this release or any of its public filings.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 17 million customers a week in the United States, Canada and Mexico. With fiscal year 2016 sales of $65.0 billion, Lowe’s and its related businesses operate or service 2,365 home improvement and hardware stores and employ over 290,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit www.Lowes.com.

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